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                             AMENDMENT NUMBER TEN TO
                         REVOLVING CREDIT LOAN AGREEMENT
                         -------------------------------


         THIS AMENDMENT NUMBER TEN To REVOLVING CREDIT LOAN AGREEMENT dated as of January 27, 1997 (the "Amendment") is entered into by and between ADAPTEC, INC. "a California corporation (the "Borrower") , and COMERICA BANK-CALIFORNIA (formerly known as Plaza Bank of Commerce), a California banking corporation (the "Bank").


                                   WITNESSETH:
                                   -----------


         WHEREAS, the Borrower and the Bank are parties to a certain Revolving Credit Loan Agreement dated as of June 3, 1992, as amended by Amendment Number one dated as of August 21, 1992, Amendment Number Two dated as of December 31, 1992, Amendment Number Three dated as of April 29, 1994, Amendment Number Four dated as of July 13, 1994, Amendment Number Five dated as of September 21, 1994, Amendment Number Six dated as of December 9, 1994, Amendment Number Seven dated as of December 27, 1995, Amendment Number Eight dated as of December 29, 1995, and Amendment Number Nine dated as of March 18, 1996 (as so amended, the "Agreement"); and

         WHEREAS, the Borrower and the Bank desire to amend the Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Borrower and the Bank agree as follows:

         1. Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings set forth in the Agreement.

         2. Section 1.1 of the Agreement is hereby amended to add the following definition, in proper alphabetical sequence, which reads in its entirety as follows:

                  "Convertible Subordinated Debt" shall mean unsecured Debt due 2004 issued by the Borrower in an aggregate principal amount not exceeding Three Hundred Million Dollars ($300,000,000) at any one time outstanding pursuant to documentation containing substantially similar payment terms and substantially identical subordination provisions as those set forth in the January 21, 1997 draft of the Indenture.



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         3. section 1.1 of the Agreement in hereby amended to add the following definition, in proper alphabetical sequence, which reads in its entirety as follows:

                  "Equity Securities" of any Person shall mean all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting).

        4. Section 1.1 of the Agreement is hereby amended to add the following definition, in proper alphabetical sequence, which reads in its entirety as follows:

                  "Indenture" shall mean that certain Indenture executed in February, 1997 by and between the Borrower and State Street Bank and Trust Company, as trustee, pursuant to which the Convertible Subordinated Debt was issued.

         5. Section 1.1 of the Agreement is hereby amended to add the following definition, in proper alphabetical sequence, which reads in its entirety as follows:

                  "Subordinated Debt" shall mean unsecured Debt of the Borrower or any of its Subsidiaries which is subordinate to the Indebtedness and having terms and conditions satisfactory to the Bank.

         6. The definition of "Termination Date" set forth in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

                  "Termination Date" shall mean December 31, 1998 (or such later date as extended pursuant to Section 2.6 or such earlier date on which the Borrower shall permanently terminate the Bank's commitment under
         Section 2.14).

        7. Section 2.6 of the Agreement is hereby amended to read in its entirety as follows:

                  2.6 Extension of Maturity. At the request of the Borrower, the Bank may, in its sole discretion, elect to extend the Termination Date then in affect for additional periods of one (1) year each. The Borrower shall notify the Bank of its request for such an extension by delivering written notice signed by an Authorized Officer prior to November 30, but not before November 15, of each year. If the Bank elects to grant such extension, the Termination Date then in effect shall be extended for an additional one (1) year period, as evidenced by an executed amendment. If the Bank elects not to grant such extension, the then effective Termination Date shall be and continue in effect. No extension of the Termination Date shall become effective if a Default or Event of Default has occurred and is continuing.




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         8. Section 5.5 of the Agreement is hereby amended to read in its entirety as follows:

                  5.5 Maintain Tangible Net Worth. On a consolidated basis for the Borrower and its consolidated Subsidiaries, maintain, as of the end of each of the Borrower's fiscal quarters hereunder, commencing September 27, 1996, a Tangible Net Worth of not less than (a) Four Hundred Forty-Seven Million Eight Hundred Forty-Three Thousand Two Hundred Fifty Dollars ($447,843,250), plus (b) seventy-five percent (75%) of Net Income for each fiscal year, commencing with the fiscal year ending March 31, 1997 (on a cumulative basis but without taking into account any net loss incurred during any fiscal year), plus (c) one hundred percent (100%) of the aggregate consideration received from the issuance or sale of any Equity Securities after September 27, 1996, net of reasonable and customary fees and expenses (including, without limitation, filing fees, brokerage commissions, accounting fees and attorneys fees) incurred in connection with such issuance or sale, plus
         (d) one hundred percent (100%) of the aggregate decrease in Debt resulting from conversions of the Convertible Subordinated Debt or other liabilities into Equity Securities at any time after September 27, 1996, net of reasonable and customary fees and expenses (including, without limitation, filing fees, brokerage commissions, accounting fees and attorneys fees) incurred in connection with any such conversion or call of the convertible Subordinated Debt.

         9. Section 5.7 of the Agreement is hereby amended to read in its entirety as follows:

                  5.7 Maintain Quick Ratio. On a consolidated basis for the Borrower and its consolidated Subsidiaries, maintain, as of the end of each of the Borrower's fiscal quarters hereunder, the ratio of (a) unrestricted cash plus unrestricted Cash Investments plus non-affiliated trade accounts receivable (net of applicable reserves therefor) to (b) Current Liabilities plus the aggregate principal amount outstanding under any line of credit or revolving credit facility (including, without limitation, the aggregate principal amount of all Revolving Loans and Letter of Credit Loans then outstanding), at not less than 1.25 to 1.00.

           10. Section 6.4 of the Agreement is hereby amended to read in its entirety as follows:

                    6.4 Indebtedness. Incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any other indebtedness whatsoever





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         (including sale/leaseback transactions), except (a) the Indebtedness,
         (b) other indebtedness of the Borrower or any of its subsidiaries to the Bank, whether now existing or hereafter arising, (c) trade payables and accrued expenses incurred and paid in the ordinary course of business, (d) indebtedness under Capital Leases in an aggregate principal amount not exceeding Five Million Dollars ($5,000,000) at any one outstanding on a consolidated basis, (e) indebtedness under operating leases in the ordinary course of business, (f) outstanding tax obligations to governmental agencies, (g) unsecured loans or advances by the Borrower to any Subsidiary, or by any Subsidiary to either the Borrower or any other subsidiary, (h) the Convertible Subordinated Debt and other Subordinated Debt, (i) other Debt (exclusive of Subordinated Debt) in an aggregate principal amount not exceeding One Hundred Million Dollars ($100,000,000) at any one time outstanding on a consolidated basis which is either unsecured or secured by a Permitted Lien;

         provided, however, that no Debt otherwise permitted by clauses (d),
         (e), (h) and (i) above shall be permitted to be incurred if, after giving effect to the incurrence thereof, any Default or Event of Default has occurred and is continuing.

         11. Section 6.13 of the Agreement is hereby amended to read in its entirety as follows:

                  6.13 Other Agreements. Enter into any agreement containing any provision which (a) would be violated or breached by the performance of its obligations under this Agreement or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith, (b) prohibits or restricts the creation or assumption of any lien by the Borrower or any of its Subsidiaries upon its properties, revenues or assets (whether now owned or hereafter acquired) as security for the Indebtedness hereunder (other than provisions set forth in agreements relating to Permitted Liens, joint venture agreements and lease agreements, provided that such provisions only prohibit or restrict liens upon the assets specifically the subject of such agreements), (c) prohibits or restricts the ability of any Subsidiary to make dividends, advances or payments to the Borrower, or
         (d) prohibits or restricts the ability of the Borrower to amend or otherwise modify this Agreement or any other document executed in connection herewith.

         12. Clause (a) of Section 6.15 of the Agreement is hereby amended to read in its entirety as follows:

                  (a) in the case of such acquisitions which are funded in the form of consideration other than treasury stock or newly-issued equity securities of the Borrower




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         or any of its Subsidiaries, and which are accounted for on a consolidated basis with the Borrower and its Subsidiaries in accordance with GAAP, the Borrower and its Subsidiaries may not give such consideration in an amount which exceeds, in the aggregate, One Hundred Fifty million Dollars ($150,000,000) in fair market value thereof (or, if higher, the book value thereof as reflected in the Borrower's financial statements) during any fiscal year of the Borrower.

         13. Section 6 of the Agreement is hereby amended to add a new Section
6.16 which reads in its entirety as follows:

                6.16 Subordinated Debt. (a) Make any payment (whether of principal, interest or otherwise) on any Subordinated Debt on any day other than the stated scheduled date for such payment set forth in the documents and instruments evidencing such Subordinated Debt, except as permitted by clause (c) hereof, (b) make any payment on any Subordinated Debt in contravention or violation of the subordination provisions thereof, (c) prepay, redeem, purchase or defease any Subordinated Debt, or make any deposit for any of the foregoing purposes; provided, however, that, with respect to the Convertible Subordinated Debt, the Borrower may call and prepay such Convertible Subordinated Debt in accordance with the terms of the Indenture if (i) at the time such call is announced the market price of the Borrower's common stock has exceeded for ten (10) consecutive Business Days the conversion price, and (ii) both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, or (d) enter into any amendment or modification of any Subordinated Debt; provided, however, that the Borrower may enter into any amendment or supplement to the Indenture pursuant to clauses (a), (e), (f), (g) and
         (h) of Section 10.1 of the Indenture if such amendment or supplement does not adversely affect the interests of the Bank.

         14. Section 7.1 of the Agreement is hereby amended to add a new Section
7.1.10 which reads in its entirety as follows:

                  7.1.10 Designated Events. A "Change of Control" (as such term is defined in the Indenture) shall occur.

         15. Section 8 of the Agreement is hereby amended to add a new Section
8.13 which reads in its entirety as follows:

                  8.13 Designated Senior Indebtedness. The Borrower and the Bank agree that the Indebtedness shall constitute "Designated Senior Indebtedness" (as such term is defined in the Indenture).





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         16. In reliance on the Borrower's warranties set forth in Paragraph 17 below, the Bank hereby waives any Default or Event of Default which otherwise might arise under Section 6.13(a) of the Agreement as a result of the Borrower's incurrence of the Convertible Subordinated Debt.

         17. The Borrower hereby represents and warrants to the Bank that (a) the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and (b) no Default or Event of Default has occurred and is continuing.

         18. Except as specifically amended pursuant to the foregoing paragraphs of this Amendment, the Agreement shall remain in full force and effect and is hereby ratified, approved and confirmed in all respects.

         19. The Borrower agrees to reimburse the Bank for all reasonable costs and expenses incurred by it in connection with this Amendment, including the reasonable fees and expenses of the Bank's counsel with respect thereto.

         20. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of the signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment. If the Borrower delivers an executed counterpart of the signature page to this Amendment by telecopier, the Borrower shall thereafter also promptly deliver to the Bank a manually executed counterpart of this Amendment, but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment. This Amendment shall become effective as of the date when the Bank shall have received an original or telefacsimile counterpart hereof signed by the Borrower.

         21. This Amendment and the Agreement constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

         22. This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without regard to principles of conflicts of laws.






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         IN WITNESS WHEREOF, the Borrower and the Bank have caused this
Amendment to be executed by their duly authorized officers as of the day and year first written above.


                                    ADAPTEC, INC.


                                    BY: /S/ Christopher G. O'Meara
                                       ----------------------------------------
                                       Christopher G. O'Meara
                                       Vice President and Treasurer


                                    COMERICA, BANK-CALIFORNIA (formerly known as Plaza Bank of Commerce)


                                    BY:/S/ Lori S. Edwards
                                       ----------------------------------------
                                       Lori S. Edwards
                                       First Vice President






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